Exhibit 99.1
SAIC Announces Second Quarter of Fiscal Year 2020 Results

Revenues: $1.6 billion; 43% revenue growth
Diluted earnings per share: $0.96; Adjusted diluted earnings per share(1): $1.35, an 11% increase from prior year
Adjusted EBITDA(1) as a % of revenues: 8.4%
Cash flows provided by operating activities: $95 million
Net bookings of $1.9 billion equating to a book to bill of 1.2; not including $400 million of single award IDIQ value
Repurchased 1.6 million shares for $133 million
RESTON, VA, September 5, 2019—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing high-end solutions in engineering, IT, and mission solutions across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended August 2, 2019.

“SAIC had a solid quarter, keeping our attention on operational performance, completing another key acquisition integration milestone, and delivering strong business results," said SAIC CEO, Nazzic Keene. "We continue to build momentum and leverage our new breadth to offer deeper expertise to our customers, focus on our people, and drive profitable growth."

Second Quarter of Fiscal Year 2020: Summary Operating Results

	Three Months Ended				Six Months Ended
	August 2, 2019	Percent change		August 3, 2018	August 2, 2019	Percent change		August 3, 2018
	(in millions, except per share amounts)
Revenues	$1,594	43%		$1,115	$3,209	40%		$2,290
Operating income	95	28%		74	188	34%		140
Operating income as a percentage of revenues	6.0%	-60	bps	6.6%	5.9%	-20	bps	6.1%
Adjusted operating income(1)	101	36%		74	202	44%		140
Adjusted operating income as a percentage of revenues	6.3%	-30	bps	6.6%	6.3%	20	bps	6.1%
Net income attributable to common stockholders	57	16%		49	112	14%		98
EBITDA(1)	128	52%		84	255	59%		160
EBITDA as a percentage of revenues	8.0%	50	bps	7.5%	7.9%	90	bps	7.0%
Adjusted EBITDA(1)	134	60%		84	269	68%		160
Adjusted EBITDA as a percentage of revenues	8.4%	90	bps	7.5%	8.4%	140	bps	7.0%
Diluted earnings per share	$0.96	(15)%		$1.13	$1.88	(17)%		$2.26
Adjusted diluted earnings per share(1)	$1.35	11%		$1.22	$2.71	11%		$2.45
Net cash provided by (used in) operating activities	$95	892%		$(12)	$273	259%		$76
Free cash flow(1)	$90	475%		$(24)	$259	347%		$58

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $479 million, or 43%, compared to the prior year quarter due to the acquisition of Engility. Adjusting for the impact of acquired revenues, revenues were consistent with the prior year quarter.
Operating income as a percentage of revenues of 6.0%, decreased from 6.6% in the comparable prior year period, due to increased intangible asset amortization and acquisition and integration costs related to the acquisition of Engility, partially offset by cost synergies.
Net income attributable to common stockholders for the quarter increased $8 million as compared to the same period in the prior year primarily due to increased operating income ($16 million, net of tax), partially offset by higher interest expense.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 8.4%, compared to 7.5% for the prior year quarter, driven by the acquisition of Engility and cost synergies related to the acquisition.
Diluted earnings per share was $0.96 for the quarter and adjusted diluted earnings per share(1) was $1.35. The weighted-average diluted shares outstanding during the quarter was 59.1 million shares.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter were $95 million, an increase of $107 million compared to the same period in the prior year. The improvement is primarily due to cash provided from the operating activities of Engility and strong customer collections across several programs.
During the quarter, SAIC deployed $156 million of capital, consisting of $133 million in plan share repurchases (1.6 million shares) under SAIC's previously announced share repurchase program, $21 million in cash dividends, and $2 million of term loan repayment. As part of the plan share repurchases made during the second quarter, SAIC repurchased $100 million (1.2 million shares) of shares at a discount to market from a private equity investor. This transaction was an acceleration of planned capital deployment in fiscal year 2020 and was executed on July 2, 2019.
New Business Awards
Net bookings for the quarter were approximately $1.9 billion, which reflects a book-to-bill ratio of 1.2. Net bookings did not include approximately $400 million of value from single award indefinite-delivery, indefinite-quantity (IDIQ) vehicles awarded during the quarter. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $13.9 billion of which $2.6 billion was funded.
SAIC was awarded the following contracts during the quarter:
U.S. Intelligence Community: SAIC was awarded a mix of recompete and new business contracts valued at over $1 billion, if all options are exercised, to support various U.S. government national security and intelligence customers. Although these customers and the specific nature of these contracts are classified, SAIC will provide services and solutions to customers with requirements for highly-specialized technical and operational expertise in technology integration, engineering, and IT modernization.

Notable Recompete Awards:

NASA: SAIC was awarded the NASA Data Center Facility Operations Management Support Services contract valued at approximately $117 million over a 96-month period of performance. Under the indefinite-delivery, indefinite-quantity contract, the company will provide IT facility operations and maintenance, IT systems integration, IT services, and hardware/software support for the National Center for Critical Information Processing and Storage.

The U.S. Navy: SAIC was awarded a five-year $93 million contract to support the Naval Surface Warfare Center Crane Division. Under the Airborne Electronic Warfare Systems contract, SAIC will support the U.S. Navy's electronic warfare activities.

Notable New Business Awards:

The Defense Intelligence Agency (DIA): The DIA awarded SAIC a single-award, indefinite-delivery, indefinite-quantity contract worth approximately $106 million to continue providing media management and analysis services. Under this broadened contract, SAIC will expand service delivery to include all areas of the DIA's Science and Technology Directorate over a 10-year period of performance, if all options are exercised.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on September 5, 2019. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier technology integrator solving our nation’s most complex modernization and readiness challenges. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes high-end solutions in engineering, IT, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions.

We are 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $6.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
	(in millions, except per share amounts)
Revenues	$1,594	$1,115	$3,209	$2,290
Cost of revenues	1,409	1,003	2,844	2,077
Selling, general and administrative expenses	82	38	159	73
Acquisition and integration costs	8	—	18	—
Operating income	95	74	188	140
Interest expense	22	10	47	22
Other (income) expense, net	(1)	—	(3)	(1)
Income before income taxes	74	64	144	119
Provision for income taxes	(17)	(15)	(31)	(21)
Net income	$57	$49	$113	$98
Net income attributable to non-controlling interest	—	—	1	—
Net income attributable to common stockholders	$57	$49	$112	$98
Weighted-average number of shares outstanding:
Basic	58.6	42.5	59.0	42.4
Diluted	59.1	43.2	59.6	43.3
Earnings per share:
Basic	$0.97	$1.15	$1.90	$2.31
Diluted	$0.96	$1.13	$1.88	$2.26

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 2, 2019	February 1, 2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$179	$237
Receivables, net	1,033	1,050
Inventory, prepaid expenses and other current assets	130	146
Total current assets	1,342	1,433
Goodwill	2,120	2,120
Intangible assets, net	754	803
Property, plant, and equipment, net	97	103
Other assets	314	104
Total assets	$4,627	$4,563
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$738	$632
Accrued payroll and employee benefits	259	241
Long-term debt, current portion	151	24
Total current liabilities	1,148	897
Long-term debt, net of current portion	1,887	2,065
Other long-term liabilities	243	102
Total common stockholders' equity	1,339	1,485
Non-controlling interest	10	14
Total stockholders' equity	1,349	1,499
Total liabilities and stockholders' equity	$4,627	$4,563

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
	(in millions)
Cash flows from operating activities:
Net income	$57	$49	$113	$98
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	34	11	70	22
Deferred income taxes	7	—	16	—
Stock-based compensation expense	12	8	20	16
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	6	(42)	17	(34)
Inventory, prepaid expenses and other current assets	(5)	(1)	11	6
Other assets	16	(6)	27	(12)
Accounts payable and accrued liabilities	1	(12)	21	(36)
Accrued payroll and employee benefits	—	(21)	18	13
Other long-term liabilities	(33)	2	(40)	3
Net cash provided by (used in) operating activities	95	(12)	273	76
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(5)	(12)	(14)	(18)
Purchases of marketable securities	(1)	—	(22)	—
Sales of marketable securities	2	—	2	—
Other	(3)	1	(3)	1
Net cash used in investing activities	(7)	(11)	(37)	(17)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(13)	(44)	(27)
Principal payments on borrowings	(2)	(9)	(155)	(17)
Issuances of stock	3	1	5	3
Stock repurchased and retired or withheld for taxes on equity awards	(139)	(2)	(195)	(55)
Proceeds from borrowings	100	—	100	—
Debt issuance costs	—	—	—	(1)
Distributions to non-controlling interest	(1)	—	(5)	—
Net cash used in financing activities	(60)	(23)	(294)	(97)
Net increase (decrease) in cash, cash equivalents and restricted cash	28	(46)	(58)	(38)
Cash, cash equivalents and restricted cash at beginning of period	160	160	246	152
Cash, cash equivalents and restricted cash at end of period	$188	$114	$188	$114

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 2, 2019	May 3, 2019	February 1, 2019

Funded backlog	$2,593	$2,982	$2,753
Negotiated unfunded backlog	11,329	10,587	11,048
Total backlog	$13,922	$13,569	$13,801
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
	(in millions)
Net income	$57	$49	$113	$98
Interest expense	22	10	47	22
Interest income	(1)	—	(2)	(1)
Provision for income taxes	17	15	31	21
Depreciation and amortization	33	10	66	20
EBITDA(1)	128	84	255	160
EBITDA as a percentage of revenues	8.0%	7.5%	7.9%	7.0%
Acquisition and integration costs	8	—	18	—
Recovery of acquisition and integration costs	(2)	—	(4)	—
Adjusted EBITDA(1)	$134	$84	$269	$160
Adjusted EBITDA as a percentage of revenues	8.4%	7.5%	8.4%	7.0%

Operating income	$95	$74	$188	$140
Operating income as a percentage of revenues	6.0%	6.6%	5.9%	6.1%
Acquisition and integration costs	8	—	18	—
Recovery of acquisition and integration costs	(2)	—	(4)	—
Adjusted operating income(1)	$101	$74	$202	$140
Adjusted operating income as a percentage of revenues	6.3%	6.6%	6.3%	6.1%

EBITDA is a performance measure that is calculated by taking net income and excluding interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisition of Engility. The recovery of acquisition and integration costs relate to acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Diluted earnings per share	$0.96	$1.13	$1.88	$2.26

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.10	—	0.24	—
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.02)	—	(0.05)	—
Net effect of acquisition and integration costs, divided by diluted WASO	0.08	—	0.19	—

Amortization of intangible assets, divided by diluted WASO	0.41	0.12	0.82	0.23
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.10)	(0.03)	(0.18)	(0.04)
Net effect of amortization of intangible assets, divided by diluted WASO	0.31	0.09	0.64	0.19

Adjusted diluted earnings per share(1)	$1.35	$1.22	$2.71	$2.45
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisition of Engility and is net of the recovery of acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
	(in millions)
Net cash provided by (used in) operating activities	$95	$(12)	$273	$76
Expenditures for property, plant, and equipment	(5)	(12)	(14)	(18)
Free cash flow(1)	$90	$(24)	$259	$58
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.